Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated January 5, 2022 on the financial statements of -1x Short VIX Futures ETF and 2x Long VIX Futures ETF, each a series of VS Trust. Such financial statements are included in the Registration Statement on Form S-1 of VS Trust. We also consent to the references to our Firm in such Registration Statement.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
January 5, 2022